Exhibit 10.5

TRADEMARK LICENSE AGREEMENT

THIS AGREEMENT made the 1st day of January 2021, BY AND BETWEEN:

TELUS Corporation,

a corporation existing under the laws of the Province of British Columbia, having a principal place of business at 510 West Georgia Street, 7th Floor, Vancouver, British Columbia, V6B 0M3

(“TELUS”)

- and -

TELUS International (Cda) Inc.,

a corporation existing under the laws of the Province of British Columbia, having a principal place of business at 510 West Georgia Street, 7th Floor, Vancouver, British Columbia, V6B 0M3

(“Licensee”)

In consideration of the mutual covenants made herein, the parties hereto covenant and agree as follows:

ARTICLE 1 LICENSE

1.1                               In this Trademark License Agreement (the “Agreement”),

(a)         “Affiliate” means, with respect to any Person, any Person Controlling, Controlled by or under common Control with such other Person. Notwithstanding the foregoing: (i) in the case of TELUS, Affiliates of TELUS will exclude the TI Group; and (ii) in the case of Licensee, Affiliates of Licensee will be limited to the TI Group.

(b)         “Change of Control” of a Person means (i) the sale, transfer or other disposition of all or substantially all the assets of such Person; (ii) any merger, amalgamation or consolidation of such Person with or into another entity (other than an Affiliate of such Person); or (iii) the acquisition by any other Person, or group of Persons acting in concert, of more than fifty percent (50%) (or, in the case of a Person whose shares are publicly traded, such lesser percentage that constitutes Control pursuant to  applicable securities Laws) of the voting rights of such Person; in each case in any single transaction or any series of related transactions, and in each case other than a transaction where the shareholders of such Person immediately prior to the event continue to hold a majority (or, in the case of a Person whose shares are publicly traded, such lesser percentage that constitutes Control pursuant to applicable securities Laws) of the voting rights of such Person or its successor immediately after such event. In the case of Licensee, a Change of Control will include a circumstance where, and be deemed to occur on the date on which, the TELUS Holders no longer own or have beneficial control or direction over more than fifty percent (50%) of the outstanding voting rights of Licensee. For the purposes of this paragraph, “TELUS Holders” means TELUS and each of its Affiliates excluding Licensee and Licensee’s subsidiaries.

(c)          “Control” and its derivatives mean, with regard to any Person that is not an individual, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interests, by contract or otherwise.

(d)         “Laws” means all applicable laws, statutes, by-laws, rules, regulations, orders, judgments, and arbitral or administrative judgments of any Governmental Authority having the force of law.

(e)          “Licensed Goods and Services” means, in respect of a trademark, the goods and services listed in Schedule “A”.

(f)           “Person” means any individual, corporation, partnership, Governmental Authority, association or unincorporated organization.

(g)          “Territory” means, in respect of a trademark, those places where the trademark subsists, whether inside or outside Canada.

(h)         “Trademarks” means:

a.              the trademarks listed in Schedule “A”,

b.              the domain names listed in Schedule “B”, and

c.               any additional trademarks or domain names that TELUS notifies Licensee in writing is intended to be covered by this Agreement, including, but not limited to, any trademark subject to an application for registration and any registered trademark either filed or registered, as the case may be, after the effective date of this Agreement.

(i)             “TI Group” means Licensee and all Persons Controlled by Licensee.

1.2          TELUS hereby grants to Licensee a revocable (in accordance with a permitted termination of this Agreement), non-exclusive, non-transferable except by sub-license, royalty-free right to use the Trademarks in connection with the Licensed Goods and Services in the Territory.

ARTICLE 2 USE OF TRADEMARKS

2.1          Licensee agrees to use the Trademarks only under and in compliance with the terms of this Agreement, and may not use the Trademarks either with goods and services not specified in this Agreement or outside the Territory.

ARTICLE 3 OWNERSHIP OF TRADEMARK

3.1          Licensee agrees that TELUS owns the Trademarks, admits the validity of the Trademarks and agrees never to contest or help others to contest the Trademarks nor do anything to reduce the value of the Trademarks to TELUS.

3.2          Licensee is obligated, if so required by TELUS, to place on any and all goods, materials or services used or offered in connection with the Trademarks or any of them and on signs and on advertising material displaying the Trademarks or any of them, such notice as TELUS may direct from time to time, and without limiting the generality of the foregoing, such notice may be written as follows:

“(TRADEMARK) is a trademark of TELUS Corporation used under license.”

ARTICLE 4 PROTECTION OF RIGHTS

4.1          It is the express purpose and a condition of this Agreement that none of the understandings and provisions contained in this Agreement prejudice in any fashion any ownership rights of TELUS relative to the Trademarks or any of them, and if any provision of this Agreement were to be or is interpreted by any court, or other administrative authority, in any manner which would prejudice, restrict or impede in any manner the ownership rights of TELUS to the Trademarks or any of them, whether or not said interpretation was made at the petition of Licensee or any other person, such provision of this Agreement shall be considered as invalid and the parties hereto shall promptly agree on any amendments to this Agreement as reasonably necessary to continue to effect the terms of this Agreement as drafted on the date hereof.

ARTICLE 5 POLICING

5.1          TELUS shall take all steps that in its opinion and sole discretion are necessary or desirable to protect the Trademarks against any infringement or dilution, including initiating or defending any action or application before a court or tribunal, including any opposition or cancellation proceeding. Licensee agrees to cooperate fully with TELUS in the defence and protection of the Trademarks as requested by TELUS.

5.2          Licensee shall report to TELUS any infringement or imitation of, or challenge to, the Trademarks, immediately upon becoming aware of same and TELUS shall, at its sole discretion, determine whether or not any action shall be taken on account of such infringements, imitations or challenges and its determination shall be final. Licensee shall not be entitled to bring, or call upon, or compel TELUS to bring any action or other legal proceedings on account of such infringements, imitations or challenges, without the written agreement of TELUS. TELUS shall not be liable for any loss, cost, damage or expense suffered or incurred by Licensee because of the failure or inability of TELUS to take or consent to the taking of any action or account of any such infringements, imitations or challenges because of the failure of any such action or proceeding. In the event that TELUS shall commence any action or legal proceeding on account of such infringements, imitations or challenges, Licensee agrees to provide all reasonable assistance requested by TELUS in preparing for and prosecuting the same.

5.3          TELUS and Licensee shall divide any costs or expenses in connection with claims or potential claims arising out of any proceeding, challenge or action in the enforcement, defence or protection of one or more Trademarks (“Affected Trademarks”) in one or more countries based on whether the Affected Trademarks are maintained for the beneficial interest of Licensee or relate to goods and services that are part of Licensee’s Core Business, as follows:

(a)                                 If the Affected Trademarks include only trademarks that were filed on behalf of Licensee or include only goods and services related to Licensee’s Core Business, then Licensee is solely responsible for the costs and expenses.

(b)                                 If the Affected Trademarks do not include any trademarks that were filed on behalf of Licensee and do not include goods and services related to Licensee’s Core Business, then TELUS is solely responsible for the costs and expenses.

(c)                                  If the Affected Trademarks include one or more trademarks that were filed on behalf of Licensee or include goods and services related to Licensee’s Core Business, but otherwise do not fall within a) and b) above, then TELUS and Licensee shall share costs and expenses equally.

5.3.1.      The term ‘Core Business’ will be determined based on the business conducted by Licensee at the time that the dispute or potential dispute arises, and the parties shall act reasonably to attempt to determine which of Licensee’s goods and services are part of its Core Business. For clarity, as of the signing of this Agreement, Licensee’s Core Business includes strategy and innovation, next generation technology and IT services, as well as customer experience process and delivery services.

5.3.2.      Any Trademark acquired by TELUS on behalf of Licensee, either previously or in the future, shall be deemed to be a trademark filed on behalf of Licensee. Any Trademark including the words ‘TELUS International’ in a word mark or design mark shall be deemed to be filed on behalf of Licensee. If Licensee, prior to the time that the dispute or potential dispute arises, has clearly indicated to TELUS its intention to relinquish its interests in a Trademark in writing, then that Trademark shall be deemed not to be a trademark filed on behalf of Licensee.

5.4.         If a dispute arises under this clause, the parties agree to work in good faith to resolve such dispute.

ARTICLE 6 MAINTENANCE

6.1          TELUS may periodically take all steps that in its opinion and sole discretion are necessary to preserve and maintain the Trademarks or any of them in due force and duly registered (or to complete or obtain registration of any application) subject to the provisions of this Agreement.  Licensee agrees to cooperate with TELUS in maintaining the Trademarks and any of them in due force and duly registered, and without limiting the foregoing, Licensee shall cooperate with TELUS in registration of this Agreement as may be required and in registration of Licensee as an authorized user as may be required or desirable and Licensee shall pay the reasonable fees and costs to register Licensee as an authorized user.

6.2          Licensee shall from time to time execute such agreements, forms and furnish such declarations of use as may be required by TELUS in connection with the Trademarks or any of them, its use and the registrations thereof by TELUS.

ARTICLE 7 QUALITY CONTROL

7.1          The Licensed Goods and Services provided by Licensee in conjunction with the Trademarks or any of them shall be of a quality, form and nature equivalent to those normally supplied by TELUS or on its behalf.

7.2          Licensee agrees to forward to TELUS upon TELUS’ written demand, samples of advertising which refers to the Trademarks or any of them of Licensee.  Licensee shall, at its own expense, send to TELUS random samples of materials displaying the Trademarks or any of them and reports of details of the manner of use thereof and details of the Licensed Goods and Services offered by Licensee both pursuant to this Agreement and otherwise, from time to time, upon the request of TELUS.

7.3          Licensee shall permit an authorized representative of TELUS to inspect at all reasonable times in locations in which the Licensed Goods and Services are provided in connection with the Trademarks or any of them by Licensee in order to permit TELUS to verify the quality of the Licensed Goods and Services associated with the Trademarks or any of them.

7.4          Licensee agrees to correct deficiencies in any Licensed Goods and Services which are brought to Licensee’s attention by TELUS, and to refrain from providing any Licensed Goods and Services which in the reasonable opinion of TELUS do not meet its standards of quality.

ARTICLE 8 INDEMNITY

8.1          Subject to the provisions of this Agreement, Licensee agrees to indemnify and hold harmless TELUS from and against any and all actions, suits, claims, demands, prosecutions that may be brought or instituted against TELUS to the extent based on or arising out of the conduct of Licensee in connection with Licensee’s use of the Trademarks.

ARTICLE 9 LAWS

9.1          This Agreement shall be governed by, subject to and interpreted in accordance with the laws of the Province of Alberta, Canada.

ARTICLE 10 ROYALTIES

10.1        The parties agree that in consideration of the relationship between Licensee and TELUS, Licensee’s use of the Trademarks or any of them pursuant to the terms of this Agreement shall not be subject to the payment of any royalties.

ARTICLE 11 TERM OF THIS AGREEMENT

11.1        This Agreement continues in effect, unless terminated, for an initial term of ten years commencing on January 1, 2021 and thereafter may be renewed for an additional five-year term provided the parties mutually agree in writing.

ARTICLE 12 TERMINATION

12.1        TELUS or Licensee may terminate this Agreement partly or in its entirety without cause at any time on 30 days’ notice. Upon termination under this clause 12.1, Licensee will phase out any use of the Trademarks within one year of receiving or sending notice of the termination or revocation. After one year of receiving or sending notice of termination under this clause, Licensee shall cease all uses of the Trademarks.

12.2        TELUS may, in addition to clause 12.1, elect to immediately terminate this Agreement if Licensee or any sub-licensee:

(a)                                 assigns or attempts to assign or transfers or attempts to transfer, by operation of law or otherwise, including by way of merger or amalgamation, without written consent of TELUS (which may not be unreasonably withheld), this Agreement or any rights hereunder, other than as provided in clause 13.2;

(b)                                 commits any act or becomes involved in any situation or occurrence which in the opinion of TELUS would tend to bring TELUS or its Trademarks or any of them into public disrepute, contempt, scandal, or ridicule or which, in the reasonable opinion of TELUS, would tend to shock, insult or offend the community, or any group or class thereof;

(c)                                  makes any use of the Trademarks or any of them in conflict with or not specifically provided in this Agreement, or engages in any conduct or practice that is reasonably likely, in the reasonable opinion of TELUS, to adversely affect the Trademarks or any of them, the goodwill associated therewith, or TELUS’ rights therein;

(d)                                 fails to fulfill any of its obligations pursuant to the terms of this Agreement within thirty (30) days after written notice of such failure is given to Licensee by TELUS;

(e)                                  breaches any of its obligations under any agreement with a TELUS company and fails to remedy such breach within a reasonable time following receipt of notice of such breach;

(f)                                   terminates the trademark management services provided to Licensee under the Transition and Shared Services Agreement between TELUS Communications Inc. and TELUS International (Cda) Inc. dated January 1, 2021, or

(g)                                  undergoes a Change of Control.

12.3        On termination of this Agreement under clause 12.1 or 12.2:

(a)                                 the license shall revert to TELUS, and Licensee thereafter shall not use or refer to the Trademarks or any of them or in any way identify itself or associate itself with the same or with TELUS either directly or indirectly.  Licensee shall remove forthwith from public view all signs and advertising display materials, printed paper products, special advertising materials, business supplies, containers and wrapping material bearing the Trademarks or any of them then in its possession;

(b)                                 notwithstanding any dispute whatsoever that may arise or exist between the parties hereto, Licensee shall immediately cease using the Trademarks or any confusingly similar trade name or mark;

(c)                                  Licensee shall deliver up all signs, brochures, cards and materials bearing the Trademarks or any of them to TELUS;

(d)                                 the consent of TELUS to the use of the Trademarks in Licensee’s name shall be immediately revoked and Licensee shall immediately take all necessary steps to change its name to a name that does not identify itself or associate itself with TELUS either directly or indirectly; and

(e)                                  all such other rights and obligations between the parties shall terminate, except for those obligations of Licensee which according to the provisions of this Agreement, survive the termination of same.

12.4        If Licensee makes any assignment in bankruptcy or is adjudicated bankrupt or if a petition in bankruptcy is filed against Licensee, or Licensee becomes insolvent or makes any assignment for the benefit of its creditors or any arrangements pursuant to any bankruptcy law, or if Licensee discontinues its business, or if a receiver is appointed for Licensee or its business, the license hereby granted shall automatically terminate forthwith without any notice whatsoever being necessary.

12.5        On termination of this Agreement automatically, or by either TELUS or Licensee, Licensee shall execute all such documents and do all such things as TELUS may require to remove Licensee as an authorized user of the Trademarks or any of them and to transfer to TELUS all and any rights in the Trademarks and any of them in the goodwill associated therewith, without payment therefor and Licensee hereby irrevocably appoints TELUS as its duly authorized agent to execute such documents and to do such things.  Licensee agrees not to dispute, directly or indirectly, any application or action by TELUS to remove Licensee as an authorized user of the Trademarks or any of them.

ARTICLE 13 ASSIGNMENT AND SUB-LICENSES

13.1        This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and permitted assigns. Except as provided in clause 13.2, Licensee shall not assign or transfer this Agreement, or any part thereof, including by way of merger or amalgamation without first obtaining the written consent of TELUS.  Any such assignment or transfer without TELUS’ consent shall be void.

13.2        Licensee has the right to grant sub-licenses to its affiliates provided that any sub-license granted by Licensee under this Agreement shall be subject and subordinate to, and consistent with, the terms and conditions of this Agreement, and shall provide that any such sub-licensee shall not further sub-license except on terms consistent with this clause.

ARTICLE 14 EXPENSES

14.1        Each party shall bear all expenses incurred by it in connection with the preparation of this Agreement and in performing undertakings hereunder.

ARTICLE 15 NOTICES

15.1        All notices, requests, consents, demands, waivers or other communications hereunder shall be in writing in the English language and shall be sent by hand delivery or by prepaid, first class registered airmail to the addresses set forth on the first page of this Agreement, with a copy to the Chief Legal and Governance Officer at 25 York Street, Toronto, Ontario, M5J 2V5 with respect to notices to TELUS, and with a copy to legal@telusinternational.com with respect to notices to Licensee.

15.2        The parties may at any time designate by like notice hereunder other addresses to which notices or other communication should be transmitted, which may include electronic mail addresses.

ARTICLE 16 SUPERSEDES OTHER AGREEMENTS

16.1        This Agreement constitutes the entire agreement between the parties with respect to the Trademarks or any of them and supersedes any and all registered user/license agreements between the parties with respect to TELUS (or any of its subsidiaries) trademarks and domains.

ARTICLE 17 FURTHER ACTION

17.1        Should it be necessary or desirable for the parties to execute any further agreements or provide further assurances or carry out any further act or deed, then the parties agree to carry out such further acts or deeds or provide such further documents or assurances within the spirit of this Agreement and with a view to the betterment of the relationship between the parties and based upon the good faith and mutual goodwill of the parties hereto.

IN WITNESS WHEREOF the parties have executed this Agreement either directly or in two counterparts by their duly authorized representatives.

TELUS Corporation		TELUS International (Cda) Inc.

PER:		PER:
	(signature)		(signature)

NAME:		NAME
	(in print)		(in print)

Title:		Title:

Date of Execution:		Date of Execution:

Schedule A – Trademarks

Schedule B – Domains